UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 22, 2018

USA Truck, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-35740	71-0556971
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3200 Industrial Park Road Van Buren, Arkansas		72956
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (479) 471-2500

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On March 22, 2018, the Executive Compensation Committee (the “Committee”) of the Board of Directors of USA Truck, Inc. (the “Company”) took certain actions with respect to executive compensation.

The Committee approved a management cash bonus plan (the “2018 Management Cash Bonus Plan”) that rewards participants, including James D. Reed, the Company’s President and Chief Executive Officer, and Jason R. Bates, the Company’s Executive Vice President and Chief Financial Officer, with cash bonuses based upon the attainment of certain performance objectives for the year ending December 31, 2018.  Under the 2018 Management Cash Bonus Plan, Mr. Reed may receive a target cash payout of 80% of his base salary, with the opportunity to earn up to 140% of his base salary, depending upon the Company achieving certain adjusted EBITDAR goals, weighted at 80%, and safety goals, weighted at 20%, goals set and determined by the Committee (together, the “2018 Company Goals”).  Mr. Bates may receive a target cash payout of 60% of his base salary, with the opportunity to earn up to 105% of his base salary, under the 2018 Management Bonus Plan, based upon the attainment of the 2018 Company Goals.  The 2018 Management Cash Bonus Plan has a minimum adjusted EBITDAR qualifier below which no amounts will be paid under the 2018 Management Cash Bonus Plan.

The Committee also approved an equity incentive plan for 2018 (the “2018 EIP”), under which participants, including Messrs. Reed and Bates are eligible to receive certain equity awards in the form of restricted stock subject to both performance-based and time-based vesting.  The primary objectives of the 2018 EIP are to reward long-term attainment of Company objectives (through performance-based equity with a three-year performance period) and encourage retention (through time-based equity that vests over a four-year period).  The performance period for the 2018 EIP is from January 1, 2018 through December 31, 2020 (the “Performance Period”).  Under the 2018 EIP, Mr. Reed is eligible to earn shares of restricted stock equal to 130% of his base salary, with 60% performance-based at target and 40% time-based.  Mr. Bates is eligible to earn shares of restricted stock equal to 100% of his base salary, with 60% performance-based at target and 40% time-based.  The performance-based component of the 2018 EIP is based upon the Company achieving three-year cumulative levels of adjusted EBITDAR and adjusted consolidated operating ratio (together, the “EIP Goals”) for the Performance Period, with each goal weighted equally.  The time-based component of the 2018 EIP vests in four equal annual installments commencing on the first anniversary of the grant date.

Under the 2018 EIP, the Committee approved grants to Messrs. Reed and Bates of 23,319 shares and 12,084 shares, respectively, representing the 60% performance-based portion at target and the 40% time-based portion.  In addition, Mr. Reed has the opportunity to earn up to an additional 10,494 shares, representing 58.5% of his base salary, which would be issued on the date the Committee certifies results, based upon the level of achievement of the EIP Goals.  Mr. Bates has the opportunity to earn up to an additional 5,438 shares, representing 45% of his base salary, which would be issued on the date the Committee certifies results, based upon the level of achievement of the EIP Goals.  All restricted shares under the 2018 EIP are subject to continued employment and certain other forfeiture and acceleration provisions.

Additionally, in recognition of the contribution of Messrs. Reed and Bates to assembling our new leadership team and transforming our truckload operating strategy, the Committee approved a one-time grant of restricted stock to Messrs. Reed and Bates of 5,000 shares and 3,000 shares, respectively, vesting in three equal annual installments commencing on the first anniversary of the grant date, and subject to continued employment and certain other forfeiture and acceleration provisions.

In addition, the Committee approved an increase in the annual salary for Mr. Reed from $400,000 to $475,000 and for Mr. Bates from $300,000 to $320,000, both effective April 1, 2018.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

USA Truck, Inc.
(Registrant)

Date:	March 28, 2018	/s/ Jason R. Bates
Jason R. Bates
Executive Vice President and Chief Financial Officer